Exhibit 10.16

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SECOND AMENDMENT TO THE

INHALED COLLABORATION AND OPTION AGREEMENT

This Second Amendment (“Amendment 2”) is made effective as of the 19th day of November 2015 (“Amendment 2 Effective Date”) by and between:

LIQUIDIA TECHNOLOGIES, INC., a Delaware corporation, having its principal place of business at 419 Davis Dr., Suite 100, Morrisville, NC 27560 (“Liquidia”) on the one part and;

GLAXO GROUP LIMITED, a company organized and existing under the laws of England and having an office and place of business at 980 Great West Road, Brentford, Middlesex TW8 9GS England (“GSK”) on the other part.

WHEREAS, the Parties have entered into the INHALED COLLABORATION AND OPTION AGREEMENT, dated June 15th, 2012, and Amendment 1 to the Inhaled Collaboration and Option Agreement, dated May 13, 2015, (collectively “the Agreement”);

WHEREAS, GSK exercised the Inhaled Option under Section 4.2 of the Agreement on September 4, 2015;

WHEREAS, the Parties wish to amend the Agreement to provide a mechanism for Liquidia to conduct additional Inhaled Plans on Research Materials and PRINT Materials after exercise of the Inhaled Option by GSK while GSK continues the development of Research Products in an effort to commercialize Inhaled Products; and

WHEREAS, the Parties do not intend to revive any provisions of the Agreement that expired or terminated upon exercise by GSK of the Inhaled Option.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions contained in this Amendment 2, the Parties agree to amend the Agreement from and after the Amendment 2 Effective Date as follows:

1.              All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

2.              Section 1.50 is hereby amended and replaced in its entirety with the following new Section 1.50:

“1.50                  “FTE Rate” means, as of the Amendment 2 Effective Date, an annual rate of $[***] per FTE.  The FTE Rate may be changed by Liquidia, upon notice to GSK and inclusion of the modified FTE Rate in the budget for the applicable

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

future Additional Inhaled Plan, to reflect any year-to-year percentage increase or decrease from the Amendment 2 Effective Date as reflected in the United States Consumer Price Index – All Urban Consumers, as published by the U.S. Department of Labor, Bureau of Labor Statistics, unless the Parties agree, through the JSC, to a greater increase to the FTE Rate.” For clarity, the JSC has agreed as of the Amendment 2 Effective Date that Liquidia’s annual FTE rate shall be adjusted to $[***] per FTE beginning with the next Additional Inhaled Plan.

3.              Section 1.77 is hereby amended and replaced in its entirety with the following new Section 1.77:

“1.77                  ‘Inhaled Plan’ has the meaning set forth in Section 3.2.  For clarity, ‘Initial Inhaled Plan” means the Inhaled Plan conducted prior to exercise by GSK of the Inhaled Option and ‘Additional Inhaled Plan’ means any Inhaled Plan conducted after the exercise by GSK of the Inhaled Option.”

4.              The term “Inhaled Plan” as used in 1.60, 1.62, 1.119, 1.134, 2.1, 2.2, 3.5, 3.6, 3.7, 3.8, 5.2, 5.5, 9.1(a), 10.2, 11.3, 12.2(j), 12.4, 13.1, 13.2, 14.3, and 15.3 of the Agreement shall hereinafter encompass both the Initial Inhaled Plan as well as any Additional Inhaled Plans.

5.              Article 2 is hereby amended to include Section 2.7 which states the following:

“2.7                         Continuation of JSC and JIRC.  In the event that Additional Inhaled Plans are being carried out during the Inhaled Collaboration Term after exercise by GSK of the Inhaled Option, the JSC and the JIRC shall continue to  oversee and conduct the activities of the Collaboration Program, including without limitation the Inhaled Collaboration, and any such Additional Inhaled Plans to the extent the JSC’s or JIRC’s actions and oversight are necessary with respect to the Collaboration Program or the Additional Inhaled Plans.  After exercise of the Inhaled Option, however, the JSC and JIRC shall cease to have any responsibility with respect to the development of Research Products or commercialization of Inhaled Products and any oversight responsibility for those activities will be carried out by the Advisory Council as set forth in Section 2.5.”

6.              Section 3.1 of the Agreement is hereby amended to include the following sentence at the end of Section 3.1:

“Additionally, the Parties desire to explore potential applications of PRINT and GSK Materials selected by GSK in its sole discretion, in the Inhaled Field under specific Additional Inhaled Plans, where activities under such Additional Inhaled Plans will continue after exercise by GSK of the Inhaled Option. For clarity, any such Additional Inhaled Plan that continues after exercise by GSK of the Inhaled Option shall be considered a continuation of the Inhaled Collaboration.”

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.              Section 3.2 of the Agreement is hereby amended and replaced in its entirety with the following new Section 3.2:

“3.2                   Inhaled Plan.  The Parties shall conduct the Inhaled Collaboration pursuant to one or more work plans (each an “Inhaled Plan”) that sets forth specific activities to be pursue by each Party.  As of the Effective Date of the Agreement, the Parties agreed upon the Initial Inhaled Plan and associated budget which was attached to the Agreement as Exhibit C.  Under the Initial Inhaled Plan, Liquidia would be primarily responsible for generating PRINT Materials, generating Research Materials using PRINT Materials and GSK Materials, and scaling up its manufacturing capabilities, and GSK would be primarily responsible for in vitro and in vivo evaluation of the PRINT Materials and Research Materials in assays and preclinical models.  The Parties acknowledge that the Initial Inhaled Plan will terminate upon expiration by GSK of the Inhaled Option.  In the event the Parties desire to pursue Additional Inhaled Plans beyond the Initial Inhaled Plan, the Parties shall work together to set forth mutually agreed specific activities to be pursued by each Party, including detailed budgets associated with such activities, timelines, deliverables, and each Party’s responsibility under the Additional Inhaled Plans. All Additional Inhaled Plans beyond the Initial Inhaled Plan shall be prepared in a similar form to the Initial Inhaled Plan attached to the Agreement as Exhibit C and shall be subject to JSC approval.  From time to time (at least on an annual basis), the JIRC shall update and prepare amendments to the then-current Additional Inhaled Plan(s) and associated budget and shall submit such amendments and budget to the JSC for review and approval.  Once approved by the JSC, such revised Additional Inhaled Plan(s) and budget shall replace the prior applicable Additional Inhaled Plan(s) and budget.  If the terms of any Additional Inhaled Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, as amended, then the terms of this Agreement shall govern and control.”

8.              Section 3.3 of the Agreement is hereby amended and replaced in its entirety with the following new Section 3.3:

“3.3                         Inhaled Collaboration Term. The term of the Inhaled Collaboration (the “Inhaled Collaboration Term”) shall commence on the Effective Date and expire upon completion of all Inhaled Plans, including any Additional Inhaled Plan(s), as determined by the JSC.”

9.              Section 3.4 of the Agreement is hereby amended and replaced in its entirety with the following new Section 3.4:

“3.4                         Collaboration Costs.  GSK shall be responsible for Liquidia’s FTE Costs, nonstandard costs for lab supplies and manufacturing cost of PRINT

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Materials and Research Materials incurred solely in connection with the conduct of the Inhaled Plans (and not for activities outside of the conduct of the Inhaled Plans or in furtherance of Liquidia’s collaborations with Third Parties) in accordance with the applicable budget (the “Collaboration Costs”).  For clarity, manufacturing costs included in the Collaboration Costs for the Initial Inhaled Plan shall not exceed [***]Dollars ($[***]) per single shift day for standard cost and shall not include any costs associated with capital expenditures for Liquidia’s manufacturing facilities unless otherwise agreed by the Parties in accordance with Section 2.1(e)(ii).  Notwithstanding anything to the contrary in this Agreement (including the Initial Inhaled Plan and any revisions thereto), GSK shall fund no less than three (3) Liquidia FTEs, but no more than four (4) Liquidia FTEs to work on the Initial Inhaled Plan per year.  If the activities to be conducted under the Initial Inhaled Plan require additional FTE support, then the JSC shall meet to discuss how to staff such additional activities, which may include contribution of GSK FTEs, at GSK’s cost, to perform activities assigned to Liquidia. With respect to any costs and expenses incurred in connection with any Additional Inhaled Plan being conducted after GSK’s exercise of the Inhaled Option, GSK shall be responsible for all such costs and expenses.  The Parties will agree on a budget for such Additional Inhaled Plan and any costs and expenses related to such Additional Inhaled Plans shall be considered part of the Collaboration Costs, including the applicable FTE Costs and manufacturing costs.  Notwithstanding the foregoing, GSK and Liquidia, through the JSC, shall agree on the FTE Costs, including without limitation the number of FTEs, for such Additional Inhaled Plans being conducted after GSK’s exercise of the Inhaled Option. GSK shall reimburse Liquidia for the Collaboration Costs as set forth in Section 10.2.  For the avoidance of doubt, GSK shall be responsible for all cost and expenses incurred by GSK to conduct the Inhaled Collaboration.”

10.       Section 5.1 of the Agreement is hereby amended and replaced in its entirety with the following new Section 5.1:

“5.1                         Collaboration License Under Liquidia Technology.  Subject to the terms and conditions of this Agreement, Liquidia hereby grants to GSK a non-exclusive, worldwide, sublicensable license, under the Liquidia Technology for the sole purpose of carrying out GSK’s obligations and research rights under the Inhaled Plans, which license shall become effective on the Effective Date and shall expire upon the expiration of the Inhaled Collaboration Term. The license grant in this Section 5.1 will include the right to have made Research Materials as further described in Section 5.2(c)(i).”

11.       The Parties acknowledge that, as of September 4, 2015, GSK has exercised the Inhaled Option.  Accordingly, any restrictions on the Parties as set forth in Sections 11.4(a), (b) and (c) have expired with respect to the Joint Inhaled Collaboration Know-How resulting from the Initial Inhaled Plan and each Party may use and disclose Joint Inhaled Collaboration Know-How arising from the Initial Inhaled Plan in accordance with their ownership interest therein.  For clarity, as of September 4, 2015, Sections 11.4(a), (b) and (c) continue in full force and effect as such sections apply to any Joint Vaccine Collaboration Know-How resulting from the Vaccine Plan.

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.       Section 11.4 of the Agreement is hereby amended to include the following Section 11.4(d):

“(d) With respect to Joint Inhaled Collaboration Know-How arising from an Additional Inhaled Plan, each Party shall be free to use and disclose such Joint Inhaled Collaboration Know-How in accordance with their ownership interest therein, provided however, a Party seeking to disclose to or use with a Third Party any Joint Inhaled Collaboration Know-How arising from an Additional Inhaled Plan prior to the completion or termination of such Additional Inhaled Plan shall provide the Joint Patent Committee (“JPC”) with a copy of such proposed disclosure or information intending to be used at least forty five (45) days prior to its intended use thereof. Before expiration of this forty five (45) day period, the JPC shall approve such disclosure or request an additional sixty (60) days to prepare and file a patent application on such subject matter. The Party seeking to disclose such Joint Inhaled Collaboration Know-How to or use such with a Third Party shall be free to use and disclose such information in accord with its ownership interest therein (i) if the JPC does not approve or request such further delay within the first forty five (45) day period or (ii) after expiration of the sixty (60) day period during which the JPC has the right to seek patent protection on any Joint Inhaled Collaboration Know-How. Notwithstanding anything to the contrary in this Section 11.4(d), each Party shall be free to use and disclose such Joint Inhaled Collaboration Know-How arising from an Additional Inhaled Plan in accordance with their ownership interest therein after completion or termination of such Additional Inhaled Plan.”

13.       The use and extension of the “Inhaled Collaboration Term” under this Amendment 2, including any Additional Inhaled Plan implemented after the exercise by GSK of the Inhaled Option, shall not revive the meaning and effect given thereto in Sections 4.1(c), 4.1(d) and 4.2(b) of the Agreement.

14.       Section 15.5(b)(i) shall be renamed “Termination Prior Inhaled Option Exercise” and the first clause of Section 15.5(b)(i) is hereby amended and replaced with the following:

“If GSK terminates the Agreement pursuant to Section 15.3 prior to exercise of the GSK Option, then: . . .”

15.       All other terms of the Agreement will remain unchanged and in full force and effect.

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AMENDMENT BY THEIR DULY AUTHORIZED OFFICERS AS OF THE DATE FIRST WRITTEN ABOVE.

GLAXO GROUP LIMITED		LIQUIDIA TECHNOLOGIES, INC.

By:	/s/ Paul Williamson	By:	/s/ Shawn Glidden
Name:	Paul Williamson	Name:	Shawn Glidden
Title:	Authorised Signatory	Title:	VP Legal Affairs & Secretary